UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2005

Sara Lee Corporation

(Exact name of registrant as specified in charter)

Maryland	1-3344	36-2089049
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification Number)

Three First National Plaza, Chicago, Illinois 60602-4260

(Address of principal executive offices)

Registrant’s telephone number, including area code: (312) 726-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments

Today Sara Lee Corporation (the “Corporation”) announced that it has agreed to an exclusive negotiation period with an affiliate of Sun Capital Partners, Inc. (“Sun”) regarding the sale of the Corporation’s European Apparel business. On September 23, 2005 the Board of Directors of the Corporation authorized management to negotiate and enter into a definitive agreement to sell the Corporation’s European Apparel business and, on September 28, 2005, the Corporation agreed to an exclusive negotiation period with Sun. A definitive sales agreement has not been executed. The transaction being negotiated with Sun excludes the Sara Lee Courtaulds business, the Corporation’s U.K.-based division that manufactures private-label apparel for retailers.

On July 20, 2005, the Corporation filed a Current Report on Form 8-K to disclose that, during the quarter and year ended July 2, 2005, the Corporation recognized an impairment charge of $305 million in its European Apparel business, with $182 million related to goodwill and $123 million related to indefinite lived trademarks. As a result of differences between the potential transaction terms authorized by the Corporation’s Board of Directors on September 23, 2005 and other nonbinding bids for the business previously received, the Corporation conducted another impairment review of the European Apparel business and determined that an additional write down of the business was required. The potential transaction authorized by the Corporation’s Board will result in the business being classified as held for sale and the recognition of a material impairment in the Corporation’s financial statements for the first quarter ending on October 1, 2005.

The exact amount of the impairment to be recognized will depend upon the terms of any definitive agreement entered into with Sun, the Corporation’s investment in the business at the time of the sale and the amount of cash the Corporation receives at closing. The potential transaction terms reviewed by the Board on September 23, 2005 include contingent payments, which were not considered in determining the amount of the impairment charge. Based upon the Corporation’s September 3, 2005 financial statements, the impairment to be recognized in the fiscal 2006 first quarter is expected to approximate $165 million and result in the remaining intangible assets and property of the European Apparel business being written down to zero. The impairment charge to be recognized in fiscal 2006 will not result in the expenditure of cash and is incremental to the amounts disclosed in the Form 8-K filed by the Corporation on July 20, 2005.

In addition, if the potential transaction is executed, it is probable that the Corporation will be required to fund certain pension obligations. Although the exact amount of cash to be contributed will depend upon the funded status of the plans and foreign exchange rates at a future period, the Corporation previously estimated that the cash contribution could approximate $65 million. The wind up of these pension plans also may result in the purchase of annuities for the impacted employees and the future settlement of these obligations would likely result in a loss.

Item 7.01 Regulation FD Disclosure.

On September 30, 2005, the Corporation issued a press release relating to its exclusive negotiation period with Sun regarding the sale of the Corporation’s European Apparel business and the impairment charges described in this Form 8-K. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by this reference. The information contained in the press release filed as Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and it shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1        Press release dated September 30, 2005

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SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2005

SARA LEE CORPORATION
(Registrant)

By:	/s/ Wayne R. Szypulski
Senior Vice President and Controller (Principal Accounting Officer)

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